Exhibit 99.1
Pure Cycle Corporation Announces
Settlement of Litigation with the State Land Board

Denver, Colorado – July 14, 2014 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announces today that the Company and the State of Colorado acting by and through the Land Board (“the Land Board”) have reached a settlement.

In December 2011, the Company and Rangeview Metropolitan District (“the District”) filed a lawsuit against the Land Board involving certain claims arising out of or related to the Amended and Restated Lease and Agreement dated April 1996.

On July 10, 2014 the Company, the District, and the Land Board reached a settlement agreement resolving this dispute and entered into a new Amended and Restated Lease and related agreements that collectively include, among other items, the following key components:

•	Affirmation that the Company and the District have had and continue to have the exclusive right to provide water service to water users on the Lowry Range;
•	The right to sell or assign certain reservoir sites;
•	A conveyance of the Land Board’s $2.3 million CAA interests to the Company;
•	Agreement by the Company to pay royalties from gross revenues for Export Water sales;
•	A relinquishment by the State Land Board of issues currently subject to arbitration;
•	The right by the Company to develop an additional approximately 14,000 acre-feet of water for use off the Lowry Range;
•	The Company will pay a minimum annual water production fee, which is to be credited against future royalties;
•	A reduction in royalties on Tap Fees to 2%;

“We are pleased to have a resolution to this litigation and closure to long-standing issues with the Land Board. We believe all involved parties achieved their key objectives in this revised agreement and there will be long-term benefits for all parties,” commented Mark Harding, President and CEO. “We appreciate the cooperation we received from the Land Board in resolving this litigation, and we look forward to working closely with the Land Board in the future. As with any agreement that extends more than 65 years into the future, we know at times we will have disagreements, and there will be differing interpretations of provisions; however, we look forward to continuing to work with the Land Board in developing these valuable assets,” Mr. Harding continued.

We will host a conference call on Wednesday, July 16, 2014 at 1pm Eastern (11am Mountain) to discuss the settlement.  Call details are below.  Additionally, prior to the call we will post a detailed slide presentation which overviews the Settlement and revised lease on our website which can be accessed at www.purecyclewater.com.

CALL DETAILS
When:	1pm Eastern on Wednesday July 16, 2014
Call in number:	1-855-241-1929 (no pass codes required)
Replay available until:	July 23, 2014
Replay call in number:	1-855-859-2056
Passcode:	74213342

Company Information

Pure Cycle owns water assets in several river basins in the State of Colorado as well as certain aquifers in the Denver, Colorado metropolitan area. Pure Cycle provides water and wastewater services, including the design, construction, operation and maintenance of water and wastewater systems, to wholesale customers, which are local governmental entities who provide water and wastewater services to their end-use customers located in the greater Denver metropolitan area. Pure Cycle also owns approximately 15,000 acres in Southeastern Colorado that are leased to area farmers.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements, other than statements of historical facts, that address events or developments that we expect will or may occur in the future, such as statements regarding future long term benefits from the new Amended and Restated Lease. The words “anticipate,” “likely,” “may,” “should,” “could,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially.  Factors that could cause actual results to differ from projected results include, without limitation:  the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K; and those factors discussed from time to time in our press releases, public statements and documents filed or furnished with the U.S. Securities and Exchange Commission.  Except as required by law, we disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.